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EXHIBIT 99

PRESS RELEASE
For Immediate Release:

PacificHealth Laboratories, Inc. Announces Termination Of SATIETROL(R)Licensing Agreement

Woodbridge, NJ -- October 1, 2002 -- PacificHealth Laboratories, Inc. (NASDAQ:
PHLI), announced today that it has reacquired all rights to SATIETROL following the termination of a license agreement with GlaxoSmithKline (GSK).

SATIETROL is the first appetite control product specifically designed to activate cholecystokinin (CCK), a peptide released by the body after eating that plays an important role in controlling appetite.

"We respect the decision by GSK, however we are now free to, and intend to, pursue new licensing opportunities," said Dr. Portman, President and CEO of PacificHealth Laboratories, Inc. "In clinicalstudies conducted by GlaxoSmithKline, SATIETROL was shown to slow gastric emptying and reduce caloric intake in the subsequent meal. While their studies did not meet the GSK benchmarks, they reaffirmed the potential of SATIETROL in appetite control. Our own studies have shown previously that SATIETROL can reduce hunger up to 43%. Further clinical studies recently conducted by PHLI show that SATIETROL can be enhanced for more effective control of appetite. We are in the process of filing an additional patent covering this improved form. We intend to keep GSK apprised of our on-going research and development. At the same time, we will aggressively seek new licensing partners with other major pharmaceutical and consumer products companies on a worldwide basis."

GSK owns approximately 8.9% of the outstanding common stock of PHLI. GSK has not indicated to PHLI any current intentions to decrease their holdings although GSK has no binding commitment with respect to the holding or sale of their shares in PHLI.


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More than half of US adults over age 20 years are overweight. This condition affects over 97 million Americans. A study published in the New England Journal of Medicine in October 1999 showed that patients who are overweight run a higher risk of dying from cancer or heart disease, as well as a higher risk of premature death.

PacificHealth Laboratories, Inc., Woodbridge, NJ, was founded in 1995 to develop and commercialize functionally unique nutritional products for sports performance, weight loss and control of Type 2 diabetes. To learn more about ACCELERADE and PacificHealth Laboratories visit www.accelerade.com or www.pacifichealthlabs.com.

Notice: This news release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called "forward-looking statements". These statements can be identified by introductory words such as "expects", "plans", "will", "estimates", "forecasts", "projects" or words of similar meaning and by the fact they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing new products and their potential. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, such general economic conditions, consumer product acceptance and competitive products, and others of which are not. No forward-looking statements are a guarantee of future results or events, and one should avoid placing undue reliance on such statements.